EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION REPORTS

FIRST QUARTER 2004 FINANCIAL RESULTS

REDWOOD CITY, Calif., May 13, 2004 - Ampex Corporation (OTCBB:AEXCA.OB) reported net income of $72 thousand or $0.02 per diluted share on revenues of $9.9 million for the first quarter of 2004. In the first quarter of 2003, the Company reported a net loss of $1.9 million or $0.61 per diluted share on revenues of $8.6 million.

Royalty income from patent licensing increased to $1.7 million in the first quarter of 2004 up from $0.4 million in the first quarter of 2003 and reflects license agreements concluded in June 2003 with two manufacturers of videotape recorders, including digital camcorders. The corporate licensing segment contributed an operating profit of $0.9 million or $0.23 per diluted share in the first quarter of 2004 compared to an operating profit of $0.1 million or $0.04 per diluted share in the first quarter of 2003. The Company has recently negotiated its first license for DVD recorders with a major manufacturer expected to begin production later in 2004. The Company is also in negotiations with one of the largest manufacturers of digital still cameras, which it has not previously licensed, but no agreement has been reached. The Company is prepared to pursue litigation in the near term if negotiations are not successful. Should the Company pursue litigation, it would incur significant expenses in future periods.

Product sales and service revenues from the Company’s Data Systems subsidiary were relatively unchanged at $8.2 million for both first quarters of 2004 and 2003. Data Systems’ operating income in the first quarter of 2004 amounted to $2.0 million or $0.53 per diluted share compared to $1.8 million or $0.58 per diluted share in the first quarter of 2003.

In the three months ended March 31, 2004, the Company recognized its pro rata share of a gain totaling $1.2 million or $0.33 per diluted share gain from the sale of securities by an investment partnership. Interest expense and other financing costs, net, accounted for $0.64 loss per diluted share in the first quarter of 2004 compared to $0.70 loss per diluted share in the first quarter of 2003.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant interest expense; its sales and royalty forecasts for future periods not being attained and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make pension contributions; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2004, expected to be filed with the SEC shortly. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.